UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2016

NF ENERGY SAVING
CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50155	02-0563302
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Qingnian Avenue, Heping District
Shenyang, P.R. China	110015
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (8624) 8563-1159

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On January 11, 2016, The NASDAQ Stock Market (“Nasdaq”) notified NF Energy Saving Corporation (the “Company”) that for the previous 30 consecutive business days the Company was not in compliance with Rule 5550(a)(2) of the Nasdaq Listing Rules. Rule 5550(a)(2) requires the Company’s common stock to maintain a minimum bid price of $1.00 per share. Therefore, under Nasdaq’s continued listing requirements, a deficiency existed. The notification had no immediate effect on the listing of the Company’s common stock.

Nasdaq Listing Rule 5810(c)(3)(A) provided the Company with an automatic grace period of 180 days, which ended on July 11, 2016, in order to regain compliance with the minimum bid price requirement. On July 13, 2016, Nasdaq notified the Company that while the Company had not regained compliance with the minimum bid price requirement, it was eligible for an additional 180 day grace period, until January 9, 2017, in which to regain compliance with the minimum bid price requirement.

Nasdaq has informed the Company that in the event the Company is unable to regain compliance with the minimum bid price requirement by January 9, 2017, Nasdaq will provide written notification to the Company that its securities will be delisted. At that time, the Company may appeal the delisting determination to a Nasdaq Hearings Panel. The Company will monitor the closing bid price of its common stock and will consider various possible options if it does not appear that it will regain compliance with the minimum bid price requirement by January 9, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NF ENERGY SAVING CORPORATION
Date: July 15, 2016	By:	/s/ Gang Li
Gang Li,
President and Chief Executive Officer